Exhibit 99.1

   Trex Company Announces Fourth-Quarter and Year-End 2006 Results

    WINCHESTER, Va.--(BUSINESS WIRE)--March 26, 2007--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the fourth quarter and fiscal year ended December 31, 2006.

    Net sales for the fourth quarter of 2006 totaled $32.1 million, compared to net sales of $44.0 million for the fourth quarter of 2005. The Company reported a net loss for the 2006 fourth quarter of $13.8 million, or $0.93 per diluted share, compared to a net loss of $10.9 million, or $0.73 per diluted share, for the 2005 fourth quarter.

    For the full 2006 year, Trex reported net sales of $337.0 million, compared to net sales of $294.1 million for 2005, which represented a 14.6% increase. Income from operations for 2006 was $6.1 million, compared to income from operations of $2.9 million for 2005. Net income for 2006 was $2.3 million, or $0.16 per diluted share, compared to net income of $2.3 million, or $0.15 per diluted share, for 2005.

    "Revenues for the fourth quarter, our seasonally slow period, slightly exceeded our expectations, even as distributors and dealers remained cautious about spending in a weakening building products market," commented Chairman and Chief Executive Officer Anthony J. Cavanna. "Considering the soft market conditions, we are particularly pleased with our full-year top line growth, which illustrates the success we have achieved in raising our product quality; the strength of the Trex(R) brand, backed by our well-established reputation for product innovation; the expansion of our distribution network; and the initial traction we have gained with our newly introduced Trex Seclusions(R) fencing product line."

    Mr. Cavanna continued, "Even though we produced strong top line results, we fell short of our net income goals for the quarter and the year. Higher manufacturing costs, reflecting increases in the cost of plastic raw materials, increased plant overhead expenses and lower plant productivity negatively impacted our bottom-line results. In particular, we incurred higher plant labor costs, increased packaging costs and lower production yields as we implemented our product quality program.

    "Although we succeeded in improving product quality, our corresponding goal of improving manufacturing efficiencies is taking longer than anticipated. Delays in installing new equipment and in improving processes are contributing to the extended timetable. In 2007, we are investing approximately $25 million in equipment to improve manufacturing efficiencies and lower product cost. While we still expect to begin realizing the benefits of these initiatives in the second half of 2007, we expect to obtain the full impact in 2008."

    Mr. Cavanna concluded, "Positive responses to our quality programs combined with our broad product offering and solid channel relationships, position Trex for growth despite persistent weakness in the home remodeling and renovation market. New products, including Trex Contours(TM) and improved Trex Brasilia(R), in addition to our recently introduced Trex Seclusions(R) product line, will contribute to 2007 revenue growth. Finally, in 2007 we will continue to broaden our distribution by having Trex(R) decking and railing products stocked nationally in Home Depot and Lowe's stores as a complement to the effective professional distribution channel we have developed over the past 10 years. By being broadly represented in all distribution channels, we can best continue to expand the market for composite decking, build awareness for the Trex(R) brand and increase our Company's sales.

    "In 2007, we believe market conditions will remain soft. As a result, we are revising our 2007 guidance and now expect net sales in the range of $350 to $370 million and earnings per diluted share between $0.80 and $0.90. For the first half of 2007, we expect net sales to be between $225 and $235 million and earnings per diluted share in the range of $0.70 to $0.80."

    Trex will hold a conference call to discuss its 2006 fourth-quarter results on Monday, March 26 at 1:00 p.m. ET. A live webcast of the conference call will be available to all investors at the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

    For those who cannot listen to the live broadcast, an audio replay of the call will be available on these websites for 30 days. A telephone replay of the call will also be available for 7 days, beginning at 4:00 p.m. ET on March 26. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #2584734.

    About Trex Company

    Trex Company is the nation's largest manufacturer of composite decking and railing, with over 14 years of product experience. Products are marketed under the brand name Trex(R). Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking and railing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company's website, www.trex.com. Trex(R), Trex Contours(TM), Trex Seclusions(R) and Trex Brasilia(R) are trademarks of Trex Company, Inc., Winchester, Va.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006 and its subsequent filings on Form 10-K/A, and Forms 10-Q and 10-Q/A for the first three quarters of 2006 discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)


                      Three Months Ended            Year Ended
                         December 31,              December 31,
                      2005         2006         2005         2006
                   ------------ ------------ ------------ ------------

Net sales          $    43,993  $    32,107  $   294,133  $   336,956

Cost of sales           45,129       36,743      213,897      257,671
                   ------------ ------------ ------------ ------------

Gross profit (loss)     (1,136)      (4,636)      80,236       79,285

Selling, general
 and administrative
 expenses               16,117       16,485       77,378       73,223
                   ------------ ------------ ------------ ------------

Income (loss) from
 operations            (17,253)     (21,121)       2,858        6,062

Interest expense,
 net                       762          860        2,626        3,011
                   ------------ ------------ ------------ ------------

Income (loss)
 before income
 taxes                 (18,015)     (21,981)         232        3,051

Provision (benefit)
 for income taxes       (7,146)      (8,190)      (2,019)         708
                   ------------ ------------ ------------ ------------

Net income (loss)  $   (10,869) $   (13,791) $     2,251  $     2,343
                   ============ ============ ============ ============

Diluted earnings
 (loss) per share  $     (0.73) $     (0.93) $      0.15  $      0.16
                   ============ ============ ============ ============


Diluted weighted
 average shares
 outstanding        14,791,975   14,843,318   14,879,661   14,892,966
                   ============ ============ ============ ============

                          TREX COMPANY, INC.
                Condensed Consolidated Balance Sheets
                  (In thousands, except share data)
                             (unaudited)


                                                   31-Dec-05 31-Dec-06
                                                   --------- ---------

ASSETS
Current assets:
   Cash and cash equivalents                       $  1,395  $    672
   Accounts receivable                               12,364    18,164
   Inventories                                       56,931   111,434
   Prepaid expenses and other assets                  3,750     3,201
   Income taxes receivable                            8,200     6,480
   Deferred income taxes                              1,711     3,180
                                                   --------- ---------
       Total current assets                          84,351   143,131
                                                   --------- ---------
Property, plant and equipment, net                  191,083   198,525
Goodwill                                              6,837     6,837
Debt-related derivatives                                292       359
Other assets                                          3,151     3,489
                                                   --------- ---------
       Total assets                                $285,714  $352,341
                                                   ========= =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses           $ 31,189  $ 60,325
   Line of credit                                     4,070    44,132
   Current portion of long-term debt                  9,031     9,115
                                                   --------- ---------
       Total current liabilities                     44,290   113,572
                                                   --------- ---------
   Deferred income taxes                             15,158    17,217
   Debt-related derivatives                           1,053       747
   Long-term debt, net of current portion            60,505    51,390
                                                   --------- ---------
       Total liabilities                            121,006   182,926
                                                   --------- ---------
Stockholders' equity:
   Preferred stock, $0.01 par value, 3,000,000
    shares authorized; none issued and outstanding       --        --
   Common stock, $0.01 par value, 40,000,000
    shares authorized; 14,889,674 and 14,913,889
    shares issued and outstanding at December 31,
    2005 and 2006, respectively                         149       149
   Additional paid-in capital                        61,901    62,986
   Deferred compensation                             (1,076)       --
   Accumulated other comprehensive loss                (481)     (278)
   Retained earnings                                104,215   106,558
                                                   --------- ---------
       Total stockholders' equity                   164,708   169,415
                                                   --------- ---------
       Total liabilities and stockholders' equity  $285,714  $352,341
                                                   ========= =========

                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)


                                                   Twelve Months Ended
                                                      December 31,
                                                     2005      2006
                                                   --------- ---------
OPERATING ACTIVITIES
Net income                                         $  2,251  $  2,343
Adjustments to reconcile net income to net cash
 provided by operating activities:
Depreciation and amortization                        16,139    20,262
Other non-cash charges, net                           2,959     2,255
Changes in operating assets and liabilities         (10,115)  (28,898)
                                                   --------- ---------

Net cash provided by (used in) operating activities$ 11,234  $ (4,038)
                                                   --------- ---------

INVESTING ACTIVITIES                               $(29,374) $(27,743)
                                                   --------- ---------

FINANCING ACTIVITIES                               $ (4,432) $ 31,058
                                                   --------- ---------

Net decrease in cash and cash equivalents          $(22,572) $   (723)
Cash and cash equivalents at beginning of period   $ 23,967  $  1,395
                                                   --------- ---------

Cash and cash equivalents at end of period         $  1,395  $    672
                                                   ========= =========


    CONTACT: Trex Company, Inc.
             Paul Fletcher, 540-542-6300
             Chief Financial Officer
             or
             Lippert/Heilshorn & Assoc.
             Harriet Fried, 212-838-3777